Exhibit 10.32

EXHIBIT B

Treatment of TFIO Cash Awards in Connection with the Spin-Off

First Payment Vesting

The First Payment (as defined in your TFIO Performance Cash Award Agreement) will vest on May 9, 2014, subject to your continued employment with Theravance through such date.  The First Payment Vesting will occur (subject to your continued employment with Theravance) regardless of whether the Spin-Off occurs as the performance-based conditions applicable to the First Payment have been achieved.

Conversion to Time-Based Vesting

After taking into account the First Payment Vesting, a portion of your TFIO Cash Award outstanding as of the Spin-Off will be converted so that it vests solely based on your continuous service as an employee of Theravance Biopharma, Inc. (“Biopharma”) or any Parent (as defined below), Subsidiary (as defined below) or Affiliate (as defined below) thereof) for the 12 month period following the Spin-Off (as converted, the “Time-Based TFIO Cash Award”).  40% of the Second Payment (as defined in your TFIO Performance Cash Award Agreement) will be converted to the Time-Based TFIO Cash Award.  An additional portion of your remaining TFIO Cash Award (after taking into account the First Payment Vesting and the conversion of 40% of the Second Payment) will also be converted into the Time-Based TFIO Cash Award.  This portion will be determined by multiplying the remaining TFIO Cash Award (after taking into account the First Payment Vesting and the conversion of 40% of the Second Payment) by the Conversion Percentage (as defined below).

Termination of Remaining Amount

Following the First Payment Vesting and the Conversion to Time-Based Vesting, the remaining portion of your TFIO Cash Award will be forfeited and terminated.

Change in Control

Notwithstanding anything to the contrary in your TFIO Performance Cash Award Agreement, your Time-Based TFIO Cash Award will not vest if you are subject to an “involuntary termination” (as defined your TFIO Performance Cash Award Agreement) within 3 months prior to or 24 months after a “change in control” (as defined in your TFIO Performance Cash Award Agreement) of Theravance.  Rather, your Time-Based TFIO Cash Award will vest in full if, after the Spin-Off, you are subject to an Involuntary Termination (as defined below) within 3 months prior to or 24 months following a Change in Control of Biopharma (as defined in the Biopharma 2013 Equity Incentive Plan).

Additional Information

You will receive an email following the Spin-Off letting you know the actual portion of your TFIO Cash Award that was converted into a Time-Based TFIO Cash Award.

Except for the “First Payment Vesting” described above, if the Spin-Off does not occur for any reason, the adjustments described above will not be made to your TFIO Cash Award and it will continue to be governed by its existing terms.  Except as described above, your TFIO Cash Award will continue to be governed by (i) your TFIO Performance Cash Award Agreement, as adjusted hereby, and (ii) the Theravance, Inc. 2004 Equity Incentive Plan.

You will not receive a new Award Agreement to reflect the adjustments described above.  Please keep a copy of this Exhibit B with your TFIO Performance Cash Award Agreement as evidence of the adjusted terms.

Example

The following example of the treatment of your TFIO Cash Award in connection with the Spin-Off is for illustration purposes only and does not reflect the actual adjustments that may be made to your TFIO Cash Award in connection with the Spin-Off.

For purposes of this example, assume Joe has a TFIO Cash Award with a First Payment of $250,000, a Second Payment of $350,000 and a Maximum Amount of $1,000,000.  Assume further that the Base Value is $24.73 and the Spin-Off Value is $35.

Based on these assumptions:

•                  The First Payment of $250,000 will vest on May 9, 2014, subject to Joe’s continuous employment with Theravance through such date.

•                  The Conversion Percentage would be 41% (100 x ((35-24.73)/24.73)), rounded down to the nearest whole percentage.

•                  After the First Payment Vesting, $750,000 of the Maximum Amount will remain.  $390,100 of the Maximum Amount will be converted to a Time-Based TFIO Cash Award (($350,000 x 40%) + (($750,000-($350,000 x 40%)) x 41%)).

•                  The remaining $359,900 of the Maximum Amount ($1,000,000 - $250,000 - $390,100) will be terminated.

Definitions

The following definitions will apply to your Time-Based TFIO Cash Award:

•                  “Subsidiary” means any corporation (other than Biopharma) in an unbroken chain of corporations beginning with the Biopharma, if each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

•                  “Affiliate” means any entity other than a Subsidiary, if Biopharma and/or one or more Subsidiaries own not less than 50% of such entity.

•                  “Parent” means any corporation (other than Biopharma) in an unbroken chain of corporations ending with Biopharma, if each of the corporations other than Biopharma owns stock possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

•                  “Involuntary Termination” means a termination of your service by reason of (i) an involuntary dismissal or discharge by Biopharma (or the Parent, Subsidiary or Affiliate employing you) for reasons other than Cause or (ii) your voluntary resignation following one of the following that is effected by Biopharma (or the Parent, Subsidiary or Affiliate) employing you without your consent (A) a change in your position with Biopharma (or the Parent, Subsidiary or Affiliate employing you) which materially reduces your level of responsibility, (B) a material reduction in your base compensation or (C) a relocation of your workplace by more than fifty miles from your workplace immediately prior to the Change in Control (as defined in the Biopharma 2013 Equity Incentive Plan) that also materially increases your one-way commute, provided that in either case a “separation from service” (as defined in the regulations under Code Section 409A) occurs.  In order for your resignation under clause (ii) to constitute an “Involuntary Termination,” all of the following requirements must be satisfied: (1) you must provide notice to Biopharma of your intent to resign and assert an Involuntary Termination pursuant to clause (ii) within 90 days of the initial existence of one or more of the conditions set forth in subclauses (A) through (C), (2) Biopharma (or the Parent, Subsidiary or Affiliate employing you) will have 30 days from the date of such notice to remedy the condition and, if it does so, you may withdraw your resignation or resign without any vesting acceleration, and (3) any termination of service under clause (ii) must occur within two years of the initial existence of one or more of the conditions set forth in subclauses (A) through (C).  Should Biopharma remedy the condition as set forth above and then one or more of the conditions arises again within two years following the occurrence of a Change in Control, you may assert clause (ii) again subject to all of the conditions set forth herein.

•                  “Cause” means (i) the unauthorized use or disclosure of the confidential information or trade secrets of Biopharma, a Parent, Subsidiary or Affiliate, which use causes material harm to Biopharma, a Parent, Subsidiary or Affiliate, (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) gross negligence or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from Biopharma’s Board of Directors.

•                  “Conversion Percentage” means the lesser of: (i) 100% and (ii) with rounding down to the nearest percentage, the product of 100 multiplied by the quotient of (a) the Spin-Off Value (as defined below) minus the Base Value (as defined in your TFIO Performance Cash Award Agreement), divided by (b) the Base Value.

•                  “Spin-Off Value” means the sum of: (i) the volume-weighted average price of one Biopharma common share for the first ten (10) trading days following the effective time of the Spin-Off divided by 3.5, plus (ii) the volume-weighted average price of one share of Theravance common stock for the first ten (10) trading days following the effective time of the Spin-Off; provided, that, if the ratio of shares of Theravance to Biopharma is greater than or less than 3.5:1, then the amount used in clause (i) shall be adjusted to reflect the actual ratio in the Spin-Off.